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                                                                EXHIBIT 21.1

LIST OF SUBSIDIARIES

              ORGANIZATION         JURISDICTION NAME
              ------------         -----------------
NCD Graphic Software Corporation       Oregon
NCD Software Corporation               California
NCD Systems Corporation                California
Network Computing Devices              Australia
    Australia Pty. Ltd.
Network Computing Devices              Canada
    (Canada), Inc.
Network Computing Devices              England
    (UK) Limited
Network Computing Devices              France
    (France) S.A.R.L.
Network Computing Devices              Germany
    (Germany) GmbH
Network Computing Devices              Sweden
    (Scandinavia) AB
NCD International Inc.                 California